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                                                                   EXHIBIT 99.2

                                 AMENDMENTS TO
                        1996 EQUITY INCENTIVE PLAN OF
                       BOLDER TECHNOLOGIES CORPORATION


                           Adopted December 11, 1996


     Section 7(a) of the 1996 Equity Incentive Plan of Bolder Technologies Corporation, a Delaware corporation (the "Company") (the "Incentive Plan"), is hereby amended in its entirety to read as follows:

          "(a) Initial Grant for Non-Employee Directors. Each person who, after the Company's initial public offering of shares of common stock is effective, is elected for the first time to be a Non-Employee Director automatically shall, upon the date of initial election to be a Non-Employee Director by the Board or stockholders of the Company, be granted an option to purchase ten thousand (10,000) shares of common stock of the Company on the terms and conditions set forth herein."


     Section 7(g) of the Incentive Plan is hereby amended in its entirety to read as follows:

          "(g) Vesting. Each initial Non-Employee Director's option shall become exercisable in five (5) equal installments on each of the first five anniversaries of the date of grant of the option; provided that the optionee has, during the entire period prior to each such vesting date, continuously served as a Non-Employee Director or employee of or consultant to the Company or any Affiliate, whereupon such option shall become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment.

          Each annual Non-Employee Director's option shall become exercisable in installments over a period of three (3) years from the date of grant commencing on the date one (1) year after the date of grant of the option, with thirty-three percent (33%) becoming exercisable one (1) year after the date of grant, thirty-four percent (34%) becoming exercisable two (2) years after the date of grant and the remaining thirty-three percent (33%) becoming exercisable three (3) years after the date of grant; provided that the optionee has, during the entire period prior to such vesting date, continuously served as a Non-Employee Director or employee of or consultant to the Company or any Affiliate, whereupon such option shall




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     become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment."





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